Exhibit 4.11
BSL HOLDINGS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
(QUALIFIED OFFICERS)

Name of Optionee:	Gifford Shaw

Number of Shares of BSL Holdings, Inc.
Common Stock, 5.01 par value,
Covered by Option:	100,000 shares (“Option Shares”)

Per Share Option Price:	$1.00

Option Grant Date:	February 9, 1999

Date Nonqualified Stock Option
Becomes Exercisable (subject to the
attainment of the performance
criteria and subject to the other terms and
conditions set forth on Schedule
A to this Agreement):	20,000 Shares on February 9, 2000

20,000 Shares on February 9, 2001

20,000 Shares on February 9, 2002

20,000 Shares on February 9, 2003

20,000 Shares on February 9, 2004

▪	Schedule A to this Agreement sets forth the performance criteria and other terms and conditions to the vesting and exercisability of this Option based on the vesting schedule set forth above.

•	Notwithstanding the foregoing vesting schedule and Schedule A to this Agreement, the Option will become fully vested and exercisable on the ninth anniversary of the Option Grant Date (February 9, 2008), provided that the Optionee is continuously employed with the Company through such date, unless the Option is terminated earlier pursuant to the terms of this Agreement.

Option Termination Date:	February 9, 2009

     This Stock Option Agreement (this “Agreement”) is executed and delivered as of the Option Grant Date by and between BSL Holdings, Inc. (the “Company”) and the Optionee. The Optionee and the Company hereby agree as follows:
     1. Grant of Option. The Company, hereby grants to the Optionee an option to purchase the Option Shares at the Per Share Option Price.
     2. Nonqualified _Stock Options. The Option granted hereby shall be treated as a nonqualified stock option under the Internal Revenue Code.
     3. Termination of Option.
          (a) Except as provided in this Section 3 or as otherwise provided by the Board, the Option granted hereby may not be exercised and shall terminate unless the Optionee at the time of exercise is then in the employ or service of the Company, and unless the Optionee has remained continuously so employed or in such service since the date of grant of the Option. No additional Option Shares become exercisable after the Optionee’s employment or service with the Company has terminated for any reason. For purposes of this Agreement, the Company shall determine the effective date of an Optionee’s termination of employment or service.
          (b) In case of termination of the Optionee’s employment or service with the Company due to death, the Option granted hereby shall be exercisable as to the number of shares of Common Stock for which it was exercisable as of the date of death and shall remain exercisable as to such shares by the Optionee’s estate, beneficiaries or heirs for a period of one hundred twenty (120) days immediately following such termination of employment.
          (c) In case of termination of the Optionee’s employment or service with the Company for Cause (as defined below), the Option granted hereby shall be cancelled and terminated as of the date of such termination of employment.
          (d) In case of termination of the Optionee’s employment or service with the Company for any other reason, the Option granted hereby shall remain exercisable as to the number of shares of Common Stock for which it was exercisable as of the date of termination for a period of ninety (90) days immediately following such termination of employment or service and shall be cancelled and terminated with respect to the remainder of the shares of Common Stock covered by the Option as of the date of termination.
          (e) The Option granted hereby shall in no event terminate later than the close of business on the Option Termination Date and may be terminated earlier pursuant to this Agreement.
     4. For purposes of this Agreement, “Cause” shall mean:

          (a) any act of fraud, gross negligence or dishonesty in the performance of the Optionee’s duties or the willful failure by the Optionee to perform his or her duties;
          (b) engaging in any action with the intention of causing harm or damage to any of the Company’s operations;
          (c) conviction of a felony; or
          (d) obtaining personal gain from a transaction in which the Optionee has a conflict of interest with the Company.
          (e) The Company in its sole discretion shall determine whether acts, omissions or activities on the part of the Optionee constitute “Cause” for termination of the Optionee’s employment for purposes of this Agreement.
     5. The Optionee shall comply with and be bound by all the terms and conditions contained in this Agreement.
     6. Options granted hereby shall not be transferable except by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option may be exercised only by the Optionee, the guardian or legal representative of the Optionee.
     7. The obligation of the Company to sell and deliver any stock under this Option is specifically subject to all applicable laws, rules, regulations, governmental and stockholder approvals and Company policies.
     8. The Option Shares issued upon exercise of this Option may not be sold, assigned, mortgaged, pledged, hypothecated, or otherwise transferred or disposed of to any third party, until and unless the Company completes an initial public offering of its Common Stock pursuant to the Securities Act of 1933, as amended (the “Securities Act”). In the event the Company completes an initial public offering of its Common Stock pursuant to the Securities Act, the Option Shares may be sold thereafter, subject to applicable legal and timing restrictions. If Optionee’s employment with the Company is terminated prior to an initial public offering of the Company’s Common Stock, the Optionee’s Option Shares are subject to repurchase by the Company under the terms and conditions described on Schedule A to the Agreement.
     9. In addition to the restrictions on transfer imposed by the Company as described in paragraph 8 above, the Option Shares issued upon exercise of this Option are “restricted securities,” as such term is defined in Rule 144 under the Securities Act. Any resale of such Option Shares must comply with the registration requirements of the Securities Act (and any state securities laws that may be applicable) or an exemption therefrom.
     10. The certificates for the Option Shares will bear restrictive legends in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
IN ADDITION TO THE FOREGOING, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND TO CERTAIN REPURCHASE RIGHTS EXERCISABLE BY THE COMPANY. THESE RESTRICTIONS ON TRANSFER AND REPURCHASE RIGHTS ARE SET FORTH IN THE STOCK OPTION AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES, AND REFERENCE TO SUCH AGREEMENT SHOULD BE MADE FOR A FULL DESCRIPTION OF SUCH TRANSFER RESTRICTIONS AND REPURCHASE RIGHTS.
     11. By signing this Agreement, the Optionee agrees not to sell any Option Shares at a time when any law, regulation or Company policy prohibits a sale.
     12. This Agreement does not give the Optionee the right to be retained by the Company or any of its subsidiaries in any capacity. The Company reserves the right to terminate the Optionee’s service at any time, with or without Cause.
     13. The Optionee or the Optionee’s estate, beneficiaries or heirs have no rights as a stockholder of the Company until a certificate for the Option Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before the Optionee’s stock certificate is issued.
     14. Any notice by the Optionee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Optionee shall be in writing and shall be deemed duly given if mailed to the Optionee at the address last specified to the Company by the Optionee.

     15. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Optionee has hereunto set his hand as of the Option Grant Date.

BSL HOLDINGS, INC.

By:	/s/ Donald F. McAleenan

Name: Donald F. McAleenan,
Title: Senior Vice President,
General Counsel and Secretary

/s/ Gifford Shaw

Gifford Shaw

SCHEDULE A
TERMS AND CONDITIONS RELATING TO OPTION GRANT

Name of Optionee:	Gifford Shaw

Number of Option Shares:	100,000

Option Grant Date:	February 9, 1999

Exercise Price:	$1.00

Vesting Schedule and Conditions:
A.	The Option granted hereby will vest in five equal annual installments (each, an “Installment”) commencing on the first anniversary of the Option Grant Date with full vesting on the fifth anniversary of the Option Grant Date (the “Performance Period”); provided, that the vesting of each Installment is subject to the following conditions:
(i)	the continued employment of the Optionee with the Company through the applicable vesting date; and
the achievement by Pelican Companies, Inc. (“Pelican”) of a 10% Return on Net Assets for the calendar year immediately preceding the vesting of the Installment. For example, the Option Installment scheduled to vest on February 9, 2000 will do so only if Pelican’s Return on Net Assets for the calendar year ending December 31, 1999 equals or exceeds 10%.
If an installment does not vest due to Pelican’s failure to achieve a 10% Return on Net Assets for any calendar year during the five-year Performance Period, that Installment will subsequently vest if Pelican achieves a cumulative 10% Return on Net Assets for the period commencing January 1 of such calendar year and ending on December 31 of any succeeding calendar year during the Performance Period.
(iv)	Return on Net Assets is calculated as follows: Earnings before interest and taxes (EBIT) divided by the sum of net fixed assets and working capital.

B.	The Option will vest in full on February 9, 2008 regardless of whether the performance criteria described in A (ii) or (iii) above have been achieved as long as the Optionee has been continuously employed by the Company through such date, unless the Option is terminated earlier pursuant to this Agreement.
  Repurchase of Option Shares:
(i)	At the Employee’s Option:
(a)	In the event that the Optionee’s employment with the Company terminates for any reason other than for Cause, upon the Optionee’s request, the Company will repurchase the Option Shares issued upon exercise of the Option at their then applicable fair market value as determined by the Board of Directors in its sole discretion. The Optionee’s written irrevocable request to the Company to repurchase such Option Shares must be received by the Company within 90 days after the Optionee’s last date of employment. The Company will repurchase the Option Shares within 60 days after receipt of the Optionee’s request by delivering a check to the Optionee in the full amount of the purchase price.
(b)	The Company’s obligation to repurchase the Optionee’s Option Shares will not apply to the extent that total repurchases by the Company of stock issued pursuant to the Plan from all participants during the calendar year in which the Optionee’s employment is terminated exceed $500,000. The Company’s obligation to repurchase the Option Shares will also be subject to compliance with applicable law and the provisions of the Company’s then existing loan facility.
(ii)	At the Company’s Option:
The Company will have a 120-day option to repurchase the Optionee’s Option Shares in the event that the Optionee’s employment with the Company terminates for any reason. The repurchase price will be the fair market value of the Option Shares as determined by the Board in its sole discretion. The Company may exercise its option by providing the Optionee with written notice of its election to repurchase, together with a check in the full amount of the purchase price, within 120 days after the Optionee’s last date of employment.
(iii)	The Company’s repurchase rights and obligations relating to the Option Shares will terminate upon an initial public offering of the Company’s Common Stock.

Restrictions on Transfer:	Please refer to Sections 8, 9 and 10 of the Stock Option Agreement for a description of the transfer restrictions applicable to the Option Shares.